THE ISSUANCE AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO AN EXEMPTION UNDER SAID ACT.

SECURED SUBORDINATED NOTE

THIS NOTE, provided, dated and made effective as of May 29, 2015 (the “Effective Date”).

FROM:	Vasomedical, Inc., a company incorporated under the laws of the State of Delaware U.S.A., and having an address for notice and delivery located at 180 Linden Street, Westbury N.Y.(the “Borrower”);

TO:	MedTechnology Investments, LLC (the “Lender”);

(the Borrower and the Lender being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

FOR VALUE RECEIVED the Borrower hereby promises to pay to the Lender the aggregate sum of Three Million, Eight Hundred Thousand (U.S.$3,800,000) in lawful money of the United States (hereinafter referred to as the “Principal Sum” which amount may be reduced or increased as set out herein).

1.           Payments.  The Borrower shall pay the Principal Sum due hereon to the Lender and any accrued but unpaid interest on  May 29, 2019 (the “Maturity Date”).  The Borrower may prepay all or any portion of the Principal Sum, provided that all accrued but unpaid interest has been paid on or prior to such date. Any payments made with respect to this Note shall first be credited to any interest accrued but unpaid pursuant to Section 2 of this Note with any remaining amount being credited to the Principal Sum.

2.           Interest.  This Note shall bear interest at a fixed rate of nine percent (9.0%) per annum (the “Interest Rate”).  The Company shall pay all interest that has accrued but not been paid to the Borrower  quarterly on the 10th of each July, October, January and April.  If the Company fails to make an interest payment when due, such accrued but unpaid interest shall also accrue interest at the Interest Rate for the period of time that such Interest is not paid.  In calculating any interest for a period of less than a year, the Interest Rate shall be multiplied by a number the numerator of which is the number of days passed in such period and the denominator of which is 360 days.

3.           Events of Default.  The Borrower shall be in default of this Note and the Principal Sum hereby secured will become immediately due and payable on demand upon the occurrence of any one or more of the events set out in Section 7 of the Subordinated Security Agreement among Lender and Borrower (the “Subordinated Security Agreement”),which is being executed concurrently herewith and is incorporated herein by reference.

The Lender may waive any default by the Borrower in the observance or performance of any covenant, agreement or condition contained in this Note or any other event which without such waiver would cause the Principal Sum hereby to be immediately due and payable but no such waiver or other act or omission of the Lender will extend to or affect any subsequent default or event or the rights resulting therefrom.

4.           Subordination.  This Note is subordinate in interest to the Senior Debt (as defined in the Subordinated Security Agreement).

5.           Assignment. This Note and all its terms and conditions will enure to the benefit of the Lender and its successors and assigns and will be binding upon the Borrower and the Borrower’s successors and assigns.

6.           Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Borrower hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the Effective Date set out above. Vasomedical, Inc.
By: /s/ Jun Ma_________________________________
Name: Jun Ma
Title: President and Chief Executive Officer